EXHIBIT 8.1
[LETTERHEAD OF ROPES & GRAY LLP]
July 31, 2007
CC Media Holdings, Inc.
One International Place
36th Floor
Boston, MA 02110
     Re: Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as special tax counsel to you in the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission on May 30, 2007, as amended by Amendments Nos. 1 and 2 previously filed, and by Amendment No. 3 filed the date hereof, relating to the issuance of up to 30,612,245 shares of Class A Common Stock, $0.001 par value per share (the “Shares”), of BT Triple Crown Capital Holdings III, Inc. (the “Company”) to certain shareholders of Clear Channel Communications, Inc. (“Clear Channel”) pursuant to the Agreement and Plan of Merger, dated as of November 16, 2006, by and among Clear Channel, BT Triple Crown Merger Co., Inc. (“Merger Sub”), B Triple Crown Finco, LLC and T Triple Crown Finco, LLC (together with B Triple Crown Finco, LLC, the “Fincos”), as amended by Amendment No. 1 thereto, dated April 18, 2007, among Clear Channel, Merger Sub and the Fincos, and as further amended by Amendment No. 2 thereto, dated May 17, 2007, among Clear Channel, Merger Sub, the Fincos and the Company (as amended, the “Merger Agreement”).
     In that connection, we have participated in the preparation of the discussion set forth in the Registration Statement under the caption “Material United States Federal Income Tax Consequences.” We hereby confirm our opinion set forth under the caption “Material United States Federal Income Tax Consequences — Material United States Federal Income Tax Consequences to U.S. Holders” in the Registration Statement.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement.
     This opinion is rendered as of the date hereof based on the facts in existence on the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes or any new developments, whether material or not material, which may be brought to our attention at a later date.
     We do not express any opinion herein concerning any law other than the federal law of the United States.

Yours very truly,

/s/ Ropes & Gray LLP

Ropes & Gray LLP